  EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of WeTrade Group Inc.

We consent to the incorporation by reference in the Form S-1/A of WeTrade Group Inc. as to our report dated August 9, 2019 with respect to the Balance Sheets of WeTrade Group Inc. as of June 30, 2019 and the related Statements of Operations, Statement of Shareholders’ Deficit and Statement of Cash Flows for the period from March 28, 2019 (inception) to June 30, 2019. Our report dated August 9, 2019, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ TAAD LLP

Diamond Bar, California

October 10, 2019